UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

December 27, 2014

Date of Report (date of earliest event reported)

Sigma Designs, Inc.

(Exact name of Registrant as specified in its charter)

California	001-32207	94-2848099
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1778 McCarthy Blvd

Milpitas, California 95035

(Address of principal executive offices)

(408) 262-9003

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective on December 27th, 2014, Sigma Designs, Inc. ("Sigma"), entered into a Lease Agreement (the "Lease") with PLDSPE LLC (the "Landlord") to lease the office building located at 47467 Fremont Boulevard, Fremont, CA 94538 (the "Premises"), consisting of an agreed-upon rentable area of 311,277 square feet. The Premises are expected to serve as Sigma’s corporate headquarters and will be used for general office purposes. The lease for Sigma’s current headquarters will expire in September 2015.

The commencement date for the Lease will be the earlier of January 1, 2015, or such date on which Sigma occupies any material portion of the Premises and begins conducting business therein. Subject to any earlier termination under the terms and conditions of the Lease, the term of the Lease shall continue for a period of 81 calendar months from the commencement date. Sigma has the option to renew the Lease for an additional five-year period thereafter. The Landlord has the right to terminate the Lease upon customary events of default, including failure to pay rent, insolvency, or an uncured breach of Sigma’s other obligations under the Lease.

The Lease provides that Sigma will not commence rent or operating expense payments for the first 9 months of the lease (“Staggered Rent Commencement”), beginning on January 1, 2015. Following the periods impacted by the Staggered Rent Commencement, the annual basic rent under the Lease will be $476,654.76 from Month 10 to Month 21 increasing up to $579,923.40 from Month 70 until the conclusion of the 81st month of the Lease, exclusive of operating expenses. The Lease also provides that the Landlord will contribute up to a maximum amount of $427,110.00 (the “TI Allowance”), towards the initial Tenant-Made Alterations to the Premises and a maximum amount of $213,555.00 (the “Lighting Allowance”) towards lighting improvements to the Premises.

The foregoing summary of the Lease is qualified in its entirety to the complete text of the Lease, which is filed as Exhibit 10.1 hereto and incorporated into this description.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit	Description

10.1	Lease Agreement dated December 27, 2014 by and between Sigma Designs, Inc. and PLDSPE LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 30, 2014		SIGMA DESIGNS, INC.

	By:	/s/ Thinh Q. Tran
Thinh Q. Tran
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Lease Agreement dated December 27, 2014 by and between Sigma Designs, Inc. and PLDSPE LLC